Exhibit 23.1
When the common stock reverse split referred to in Note 17 of the Notes to Financial Statements has been consummated, we will be in a position to render the following consent:
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Restore Medical, Inc.:
We consent to the use of our report dated March 6, 2006, except as to Note 17 which is as of _______________, with respect to the balance sheets of Restore Medical, Inc. as of December 31, 2004 and 2005, and the related statements of operations, shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2005, included herein, and to the reference of our firm under the headings “Selected Financial Data” and “Experts” in the prospectus.
Our report refers to a change in the method for accounting for preferred stock warrants subject to redemption upon the adoption of SFAS No. 150 in 2004 and to the restatement of the financial statements for the year ended December 31, 2003, and as of and for the year ended December 31, 2004.
KPMG LLP

Minneapolis, Minnesota